                                                               File No. 70-10025

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 PRE-EFFECTIVE
                                AMENDMENT NO. 2
                                       TO


                                    FORM U-1
                             APPLICATION/DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                             National Grid Group plc
                               15 Marylebone Road
                                 London NW1 5JD
                                 United Kingdom

                                National Grid USA
                                25 Research Drive
                              Westborough, MA 01582

                           New England Power Company
                               25 Research Drive
                             Westborough, MA 01582

                    Vermont Yankee Nuclear Power Corporation
                               185 Old Ferry Road
                              Brattleboro, VT 05703

   (Names and principal executive offices of companies filing this statement)

                              NATIONAL GRID GROUP plc

                    (Names of top registered holding company)

                               Richard P. Sergel
                         Group Director - North America
                            National Grid Group plc
                             c/o National Grid USA
                               25 Research Drive
                             Westborough, MA 01582

                     (Name and address of agent for service)

The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

        Hemmie Chang, Esq.                          Kirk L. Ramsauer, Esq.
        Ropes & Gray                                National Grid USA
        One International Place                     25 Research Drive
        Boston, MA 02110                            Westborough, MA 01582


        Denise Redmann, Esq.                        Nancy S. Malmquist, Esq.
        Entergy Corporation                         Downs, Rachlin & Martin
        639 Loyola Avenue                           P.O. Box 99
        New Orleans, LA  70113                      90 Prospect Street
                                                    St. Johnsbury, VT 05819-0099

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

     The Application/Declaration in File No. 70-10025 hereby is amended by deleting Exhibit D-3 and replacing it with Exhibit D-3 attached hereto, and is further amended by adding Exhibit F-1 attached hereto, Opinions of counsel as to matters required by Instructions F-(1) as to Exhibits to form U-1.

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the applicants named herein have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.


                           NATIONAL GRID USA


                           By   /s/ Kirk L. Ramsauer
                                -----------------------------------------------
                                Name: Kirk L. Ramsauer
                                Title:  Deputy General Counsel



                           NATIONAL GRID GROUP PLC


                           By   /s/ Kirk L. Ramsauer
                                -----------------------------------------------
                                Name: Kirk L. Ramsauer
                                Title:  Deputy General Counsel


                           VERMONT YANKEE NUCLEAR POWER
                             CORPORATION


                           By   /s/ Bruce W. Wiggett
                                -----------------------------------------------
                                Name: Bruce W. Wiggett
                                Title:  Sr. Vice President of Finance & Admin.



Date: July 19, 2002


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